Prospectus Supplement No. 5
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-229524

October 21, 2019

16,742,104 Shares

10,312,078 Warrants

This Prospectus Supplement No. 5 supplements and amends the Prospectus dated May 14, 2019 (the “Prospectus”), relating to the resale of up to 16,742,104 outstanding shares of common stock of Phunware, Inc. (the “Company”), and 10,312,078 outstanding warrants of the Company, by the selling stockholders identified in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, Prospectus Supplement No. 1 dated June 24, 2019, Prospectus Supplement No. 2 dated August 19, 2019, Prospectus Supplement No. 3 dated August 20, 2019, and Prospectus Supplement No. 4 dated October 4, 2019.
This Prospectus Supplement includes information set forth in our attached Definitive Proxy Statement on Schedule DEF14A, as supplemented by the attached Definitive Additional Materials on Schedule DEFA14A, each as filed with the Securities and Exchange Commission on October 18, 2019.
This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, including any supplements and amendments thereto. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is October 21, 2019.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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Phunware, Inc.
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7800 Shoal Creek Boulevard
Suite 230-South
Austin, Texas 78757

October 18, 2019

Dear Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the "Annual Meeting") of Phunware, Inc. to be held on December 5, 2019 at 11 a.m. Eastern Time. The Annual Meeting will be held at 3050 Biscayne Boulevard, Suite 602, Miami, FL 33137.

The matters expected to be acted upon at the Annual Meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

You may cast your vote over the Internet or by telephone to ensure your shares will be represented. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

We look forward to seeing you at the Annual Meeting.

Sincerely yours,

/s/ Alan S. Knitowski	/s/ Prokopios (Akis) Tsirigakis
Alan S. Knitowski	Prokopios (Akis) Tsirigakis
Director & Chief Executive Officer	Chairman of the Board of Directors

7800 Shoal Creek Boulevard
Suite 230-South
Austin, Texas 78757

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On December 5, 2019

Dear Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders ("Annual Meeting") of Phunware, Inc., a Delaware corporation (the "Company"), which will be held on Thursday, December 5, 2019 at 11 a.m. Eastern Time. The Annual Meeting will be held at 3050 Biscayne Boulevard, Suite 602, Miami, FL 33137.

At the Annual Meeting, stockholders will vote on the following matters:

1.
To elect the Company's Board of Directors (the "Board") nominees, Keith Cowan and Eric Manlunas, to the Board, to hold office until the 2022 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

2.	To ratify the selection by the Audit Committee of the Board of Marcum LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

The record date for the Annual Meeting is October 14, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting To Be Held On Thursday, December 5, 2019 at 11 a.m. Eastern Time: The proxy statement and the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2018 are available online at http://www.proxydocs.com/PHUN.
.
Whether or not you expect to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials you received in the mail.

The Board of Directors recommends you vote FOR the proposals identified above.

By Order of the Board of Directors,

/s/ Alan S. Knitowski
Alan S. Knitowski
Director & Chief Executive Officer
Austin, Texas
October 18, 2019

EXPLANATORY NOTE
On December 26, 2018, Stellar Acquisition III, Inc., a Republic of the Marshall Islands corporation incorporated in December 2015 (“Stellar”), deregistered as a corporation in the Republic of the Marshall Islands and domesticated as a corporation incorporated under the laws of the State of Delaware upon the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “Domestication”). Upon the effectiveness of the Domestication, Stellar became a Delaware corporation and, upon the consummation of the Business Combination (as defined below), Stellar changed its corporate name to “Phunware, Inc.” (the “Successor” or the “Company”) and all outstanding securities of Stellar were deemed to constitute outstanding securities of the Successor. Also on December 26, 2018, STLR Merger Subsidiary Inc., a wholly-owned subsidiary of Stellar (“Merger Sub”), merged with and into Phunware, Inc. (“Phunware”), a corporation incorporated in Delaware in February 2009, with Phunware surviving the merger (the “Merger”) and becoming a wholly-owned subsidiary of the Successor (the “Business Combination” or “Reverse Merger and Recapitalization”). Upon the consummation of the Business Combination, Phunware changed its corporate name to “Phunware OpCo, Inc.” As of the open of trading on December 28, 2018, the common stock and warrants of the registrant began trading on the Nasdaq Capital Market as “PHUN” and “PHUNW,” respectively.
In connection with the consummation of the Business Combination, on December 26, 2018, the board of directors of the Successor approved a change of its fiscal year end from November 30 to a calendar year ending December 31, effective immediately. Accordingly, the new fiscal year will begin on January 1 and end on December 31.
In connection with the consummation of the Reverse Merger and Recapitalization, certain holders of shares of Stellar common stock sold in its initial public offering (“Public Shares”) exercised their right to redeem their Public Shares for cash. As a result of these redemptions, the immediately after the Business Combination, Stellar stockholders owned 5.5% and Phunware stockholders owned 94.5% of the outstanding shares of Common Stock of the Company.

7800 Shoal Creek Boulevard
Suite 230-South
Austin, Texas 78757

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

December 5, 2019

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

We are providing you with these proxy materials because the Board of Directors of Phunware, Inc. (the “Board”) is soliciting your proxy to vote at Phunware’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements thereof, to be held at 3050 Biscayne Boulevard, Suite 602, Miami, FL 33137 on Thursday, December 5, 2019 at 11 a.m. Eastern Time.
You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our     Annual Report on Form 10-K for the fiscal year ended December 31, 2018, are being distributed and made available on or about October 18, 2019. As used in this Proxy Statement, references to “we,” “us,” “our,” “Phunware” and the “Company” refer to Phunware, Inc. and its subsidiaries.
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We will begin distributing the Notice on or about October 18, 2019 to all stockholders of record entitled to vote at the Annual Meeting.
What proxy materials are available on the Internet?
This Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are available at http://www.proxydocs.com/PHUN.
How do I attend the Annual Meeting?
This year’s Annual Meeting will be held 3050 Biscayne Boulevard, Suite 602, Miami, FL 33137. Space for the Annual Meeting is limited; therefore, admission will be on a first-come, first-served basis. Registration will open at 9:30 a.m. Eastern Time, and the Annual Meeting will begin promptly at 11 a.m. Eastern Time.
To gain access to the annual meeting, please bring a valid government issued photo identification, such as a driver's license or passport. Stockholders holding their shares through a broker, bank or other agent will need to bring proof of beneficial ownership as of October 14, 2019, the record date, such as their most recent account statement reflecting their stock ownership prior to October 14, 2019, a copy of the voting instruction card provided by their broker, bank or other agent, or similar evidence of ownership.

Use of camera, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited. Please note that large bags and packages will not be allowed at the Annual Meeting, and all persons and items are subject to search.
We look forward to hearing from our stockholders and conducting an orderly Annual Meeting. In the event an attendee engages in disruptive behavior or fails to comply with reasonable requests, including stated time limits for speaking at the Annual Meeting, we may ask such attendee to leave the Annual Meeting.
Who can vote at the Annual Meeting?

If you are a stockholder of record as of the record date, October 14, 2019, you may vote your shares at the Annual Meeting. You will be asked to provide the control number from your Notice.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you must obtain a valid proxy from your broker, bank or other agent before you can vote your shares in person at the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
Vote by Proxy
Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy.
If you are a stockholder of record, you may vote by proxy over the telephone or through the Internet:

•
To vote over the telephone, dial toll-free 1-866-363-3966 and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your vote must be received by 11:00 a.m. Eastern Time on December 5, 2019 to be counted.

•
To vote through the Internet, go to http://www.proxydocs.com/PHUN to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Your vote must be received by 11:00 a.m. Eastern Time on December 5, 2019 to be counted.

We are providing Internet voting to provide expanded access and to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your voting instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
Stockholder of Record: Shares Registered in Your Name
If on the record date, October 14, 2019, your shares were registered directly in your name with Phunware’s transfer agent, Continental Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on the record date, October 14, 2019, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are two matters scheduled for a vote:

•
Election of Keith Cowan and Eric Manlunas to the Board, to hold office until the 2022 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal; and

•	Ratification of selection by the Audit Committee of the Board of Marcum LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019.

What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How many votes do I have?
Stockholders of Record: Shares Registered in Your Name
On each matter to be voted upon, you have one vote for each share of common stock you own as of the record date, October 14, 2019. On the record date, there were 39,118,103 shares of common stock outstanding and entitled to vote.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by proxy over the telephone, through the Internet, or at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter.
What if I vote but do not make specific choices?
If you vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director, and “For” the ratification of Marcum LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019. If any other matter is properly presented at the Annual Meeting, your proxyholder will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies online, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to Phunware’s Secretary at 7800 Shoal Creek Blvd, Suite 230-South, Austin, Texas 78757.

•	You may attend the Annual Meeting. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials within the processes of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), your proposal must be submitted in writing not later than June 20, 2020 to Phunware’s Secretary at 7800 Shoal Creek Blvd, Suite 230-South, Austin, Texas 78757 and comply with all applicable requirements of Rule 14a-8.
Proposals of stockholders of the Company that are intended to be presented by such stockholders at the 2020 Annual Meeting of Stockholders must be submitted in writing not earlier than August 4, 2020 and not later than September 3, 2020 to Phunware’s Secretary at 7800 Shoal Creek Blvd, Suite 230-South, Austin, Texas 78757 and comply with the requirements in the Company’s Bylaws. However, if our 2020 Annual Meeting of Stockholders is held before November 5, 2020 or after February 3, 2021, then the deadline is not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined in our Bylaws) of the date of such annual meeting is first made.
You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The Company suggests that any such proposal be sent by certified mail, return receipt requested.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposals to elect directors, votes “For,” “Withhold” and broker non-votes, and, with respect to other proposals, votes “For,” “Against,” abstentions and, if applicable, broker non-votes. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. In this regard, the election of directors (Proposal 1) is a matter considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters. Thus, if you do not instruct your broker how to vote with respect to Proposal 1, your broker may not vote with respect to that proposal. Ratification of the selection of Marcum LLP (Proposal 2) is considered to be a routine matter; accordingly, if you do not instruct your broker or other nominee on how to vote the shares in your account for Proposal 2, your broker or other nominee will be permitted to exercise its discretionary authority to vote for the ratification of the selection of Marcum LLP. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on all of the proposals.
Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Broker non-votes will not be counted for purposes of determining the number of shares present during the meeting or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not affect the outcome of the vote on Proposal 1. Dissenters' rights are not applicable to any of the matters being voted upon at the Annual Meeting.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares with respect to such matters. These unvoted shares are considered “broker non-votes” with respect to such matters.
How many votes are needed to approve each proposal?
For the election of directors, the nominees receiving the most “For” votes from the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

To be approved, Proposal 2, ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2019, must receive “For” votes from the holders of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting or represented by proxy. On the record date, October 14, 2019, there were 39,118,103 shares outstanding and entitled to vote. Thus, the holders of 19,559,052 shares must be present during the Annual Meeting or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the Annual Meeting's chairperson or holders of a majority of shares represented at the Annual Meeting may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

EXECUTIVE OFFICERS, DIRECTORS, AND CORPORATE GOVERNANCE

The following table sets forth the names, ages and positions of our executive officers, director nominees and directors whose term will continue after the Annual Meeting as of October 18, 2019:

Name	Age	Position
Executive Officers
Alan S. Knitowski	50	Chief Executive Officer and Director
Luan Dang	47	Chief Technology Officer
Randall Crowder	39	Chief Operating Officer and Director
Matt Aune	44	Chief Financial Officer
Non-Employee Directors and Director Nominees
Keith Cowan(1)(3)(4)	63	Director; Nominee
Eric Manlunas(4)	51	Nominee
Lori Tauber Marcus(2)(3)	57	Director
Kathy Tan Mayor(1)(3)	42	Director
George Syllantavos(2)	55	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Nominee for election at the Annual Meeting

Executive Officers

Alan S. Knitowski co-founded Phunware and has served as its Chief Executive Officer and a member of the Board since February 2009. Prior to co-founding Phunware, Mr. Knitowski served as President of Strategic Investments and Managing Director for Trymetris Capital Management, LLC, a hedge fund sponsor, from April 2004 to February 2009. Mr. Knitowski also co-founded Vovida Networks in February 1999, where he served as President, Chief Executive Officer and Director until its acquisition by Cisco Systems in November 2000, when he joined as Director of Marketing of Cisco Systems until March 2003. In August 2000, Mr. Knitowski co-founded and served as a Director of Telverse Communications, a next-generation advanced services application service provider focused on wholesale communications services for carriers and service providers, until its acquisition in July 2003 by Level 3 Communications. In March 2001, Mr. Knitowski served as a director of vCIS until October 2002. He has also served on the board of directors for the International Softswitch Consortium from its inception in 1999 to March 2003. Mr. Knitowski has previously served as an advisor to Edgewater Networks from 2002 to 2008 and has been an angel investor in numerous companies, including RingCentral (NYSE: RNG), Vonage (NYSE: VG), Bazaarvoice, and SunBasket. Mr. Knitowski holds a B.S. in Industrial Engineering from The University of Miami, an M.S. in Industrial Engineering from the Georgia Institute of Technology and an M.B.A from the Haas School of Business at the University of California, Berkeley.

We believe Mr. Knitowski is qualified to serve as a member of the Board because as co-founder he has extensive knowledge of our company and because of his comprehensive background in information technology.

Luan Dang co-founded Phunware and has served as its Chief Technology Officer since February 2009. Prior to co-founding Phunware, he served as President of Alternative Investments for Trymetris from April 2004 to February 2009. Mr. Dang holds a B.S. in Computer Engineering from the University of California at San Diego and an M.S. in Computer Science from Stanford University.

    Randall Crowder has served as Phunware’s Chief Operating Officer since February 2018, and on our Board since December 2018. In September 2017, he founded and continues to serve as the Managing Partner of Nove Ventures, a venture capital firm, which focuses on investing in established companies like Phunware that are seeking to leverage blockchain technology to complement their core business model. Since August 2009, Mr. Crowder has also been a co-founder and Managing Partner at TEXO Ventures, which focuses primarily on tech-enabled health services. Mr. Crowder holds a B.S. in General Management from the United States Military Academy at West Point and an M.B.A. from the McCombs School of Business at the University of Texas at Austin.

We believe Mr. Crowder is qualified to serve as a member of the Board because of his extensive knowledge and background in cryptosecurities and cryptocurrencies, as well as his experience in information technology.

Matt Aune has served as Phunware’s Chief Financial Officer since August 2013. Mr. Aune previously served as the Company's Director of Finance and Accounting from August 2011 to August 2013. Prior to joining Phunware, Mr. Aune was employed by Sony Computer Entertainment America as Senior Business Finance and Operations Analyst from July 2010 to August 2011. From 2003 to 2009, Mr. Aune served in a variety of roles at Midway Games, a video game developer and publisher, with his final role as the Senior Manager of Financial Planning and Analysis for Worldwide Product Development. Mr. Aune holds a B.A. in Economics from the University of California, San Diego and an M.B.A. from San Diego State University.

Additional Information

On September 26, 2017, the Company filed a breach of contract complaint against Uber Technologies, Inc. seeking approximately $3 million (plus interest) for unpaid invoices for advertising campaign services provided for Uber in the first quarter of 2017. The case, captioned Phunware, Inc. v. Uber Technologies, Inc., Case No. CGC-17-561546 was filed in the Superior Court of the State of California County of San Francisco. Mr. Kniwoski has been named as a cross-defendant in the Company's litigation with Uber Technologies, Inc.

NON-EMPLOYEE DIRECTORS

Keith Cowan is an experienced executive officer, board member, advisor and investor. Since 2013, he has been CEO of Cowan Consulting Corporation, which provides strategic advisory services to various companies in multiple industries, and since September 2019, he has been CEO of NVR3, LLC, a subsidiary of Cowan Consulting Corporation that provides maps of entrepreneurial activities so as to illustrate the emergence of innovation and trends, as well as outsourced corporate development services to large corporate enterprises seeking to innovate and grow through business engagement with, partnerships with, investments in and acquisitions of, emerging companies. From 2007 to 2013, Mr. Cowan was President of Strategic Planning and Corporate Initiatives for Sprint Corporation. From 1996 to 2006, he served in multiple roles at BellSouth Corporation, including Chief Development Officer, President of Marketing & Product Management, and Chief Network Field Officer. From 1982 to 1996, Mr. Cowan was partner at Alston & Bird LLP. He has served as a board member for Globalstar (NYSE: GSAT) since December 2018, Vice Chairman of Fox Theatre in Atlanta since 2006, Chairman of the Morehead-Cain Scholarship Fund since 2010, a Trustee of the Loomis Chaffee School since 2014, and Vice Chairman of the Georgia Intellectual Property Alliance since 2018. He also served as a board member of the YMCA of Metro Atlanta from 1999 to 2018. Mr. Cowan holds a BA in Economics and Political Science from the University of North Carolina at Chapel Hill and a JD, Law from the University of Virginia School of Law.

We believe Mr. Cowan is qualified to serve as a member of the Board due to his strategic planning, corporate development, mergers and acquisition and legal experience, as well as his board service and advisory roles with both public and private companies.

Eric Manlunas is the founder and managing partner of Wavemaker Partners, an early-stage cross border venture capital firm he founded in 2003 that’s dual headquartered in Los Angeles and Singapore. He is a two-time start-up entrepreneur turned venture capitalist as an early investor in over 300 early-stage businesses. Prior to becoming a venture capitalist. Mr. Manlunas founded two technology start-ups, one in e-Commerce (Interfoods.com) in 1996 and the other in Internet services (Sitestar) in 1999, both of which were successfully built and eventually sold to strategic buyers. Mr. Manlunas previously served on Phunware's board from December 2015 until December 2018. Since July 2008, Mr. Manlunas has also served on the board of PhilDev, a civic and social organization enabling success through education, innovation and entrepreneurship. Mr. Manlunas began his career as a consulting associate with Arthur Andersen’s retail management consulting division from 1991-1995. He holds an M.B.A. from Pepperdine University and an undergraduate degree in Communications from Florida International University.

We believe Mr. Manlunas is qualified to serve as a member of the Board due to his vast experience in digital and information technology companies and prior board experience with the Company.

    Lori Tauber Marcus combines strategic vision, strong business and general management acumen with direct-to-consumer expertise in e-commerce, digital marketing and social media to grow consumer-facing businesses worldwide. In addition to serving on the Board of the Company, Ms. Marcus is a member of the board of directors of Golub Corporation (DBA Price Chopper and Market 32 Grocery Stores), DNA Diagnostics Center (DDC) and Talalay Global. Ms. Marcus chairs the Golub Corporation Compensation Committee, is a member of its Governance Committee and previously served on the Trust Committee. She is a member of the Marketing Committee for Talalay Global and previously served as chairperson of the DDC board of directors. Ms. Marcus also serves on the advisory boards of several privately-owned founder-led companies. She is active in community service and since 2016 has served as a director for SHARE, a women’s cancer support organization. As Vice Chair of the board of directors of the Multiple Myeloma Research Foundation (MMRF), she serves as an ex officio member of the Audit, Board Development, Programming and HR Committees and chairs the Resource and Development Committee. She has served on the MMRF board since 2004. Ms. Marcus founded Courtyard Connections, LLC in 2015 and since 2017 she has worked with the Harvard Business School’s Kraft Precision Medicine Accelerator as Chair of the Direct-to-Patient Initiative. In 2016, she served as Interim CMO for Peloton Interactive, where she was the leader of brand strategy, integrated marketing, public relations, acquisition marketing, loyalty, retention/engagement and email marketing, social media, creative services and advanced analytics. From 2013 to 2015, Ms. Marcus was the Executive Vice President and Chief Global Brand and Product Officer at Keurig Green Mountain, Inc. (formally NASDAQ: GMCR). From 2011 to 2012, she was CMO at The Children’s Place (NASDAQ: PLCE). Before becoming a chief marketing officer, Ms. Marcus had a 24-year career with PepsiCo, from 1987 to 2011 that included holding national and global Senior Vice President and general management roles (2004 - 2011). Ms. Marcus holds a BSE from The Wharton School, University of Pennsylvania.

We believe Ms. Marcus is qualified to serve as a member of the Board due to her experience in capital market activities, as well as her current and former experience on the boards of directors of other companies. Additionally, Ms. Marcus has served in the highest ranks of Fortune 500 companies including as a Chief Marketing/Brand Officer.

Kathy Tan Mayor has held numerous leadership positions in business development, retail marketing, loyalty marketing, and digital marketing technology. She is currently the Chief Marketing Officer of BoxyCharm, a beauty subscription service company located in South Florida. From 2016 to 2018, Ms. Mayor was the Chief Digital Officer across the 10 portfolio brands of Carnival Corporation and the Chief Marketing Officer of Carnival Cruise Line. From 2008 to 2016, Ms. Mayor held a number of positions at Las Vegas Sands Corporation including a number of vice president and senior vice president roles in strategy and marketing. From 2005 to 2008, she held multiple director positions with Caesar Entertainment Corporation. Prior to that Ms. Mayor worked for McKinsey & Company and Proctor & Gamble in Southeast Asia. Ms. Mayor has a B.S. in Management Engineering from Ateneo de Manila University and an MBA from Harvard Business School.

We believe Ms. Mayor is qualified to serve as a member of the Board due to her marketing and digital and information technology experience.

George Syllantavos served as Stellar’s co-Chief Executive Officer, Chief Financial Officer, Secretary and Director from December 2015 until its merger with Phunware in December 2018. Mr. Syllantavos co-founded in February 2013 and is Chief Executive Officer of, Nautilus Energy Management Corp. (not affiliated with Nautilus Offshore Services Inc.), a maritime energy services company involved in maritime project business development and ship management focusing on the offshore supply and gas sectors. From September 2009 to December 2016, he was the President, Secretary, Treasurer and sole director of BTHC X, Inc. (OTCBB: BTXI) and has been serving on the company’s board of directors since its merger with iOra Software Ltd. From May 2011 until February 2013, Mr. Syllantavos co-founded and served as Co-CEO and CFO of Nautilus Marine, a special purpose acquisition company that completed an initial public offering on July 16, 2011 and was listed on Nasdaq. He served as the CFO of Nautilus Offshore Services Inc., an offshore service vessel owner and the successor of Nautilus Marine, from February 2013 until April 2014. From November 2007 to August 2011, he served as Chief Financial Officer, Secretary and Director of Star Bulk Carriers Corp., a dry-bulk ship-owning company. Prior to his positions at Star Bulk Carriers Corp, Mr. Syllantavos has held multiple executive, director and leadership roles in the maritime and shipping, aviation, energy, and telecommunications industries. Mr. Syllantavos has a B.Sc. in Industrial Engineering from Roosevelt University in Chicago and an M.B.A. in Operations Management, International Finance and Transportation Management from the Kellogg Graduate School of Management at Northwestern University.

We believe Mr. Syllantavos is well-qualified to serve as a member of the Board due to his public company experience, business leadership, and operational experience. We believe Mr. Syllantavos is qualified to serve as a member of the Board because of his experience serving as a chief financial officer of a public company and on the board of directors of a public company.

CORPORATE GOVERNANCE

Board Composition

Our business affairs are managed under the direction of the Board. The Board consists of seven members, five of whom qualify as independent within the meaning of the independent director guidelines of the Nasdaq Stock Market ("Nasdaq"). Messrs. Crowder and Knitowski are not considered independent.

Each member of the Board was elected by our stockholders in conjunction with the Business Combination that occurred on December 26, 2018.

The Board is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

•	the Class I directors are currently Keith Cowan and Prokopios (Akis) Tsirigakis, and their terms will expire at the Annual Meeting;

•	the Class II directors are currently Lori Tauber Marcus and Kathy Tan Mayor, and their terms will expire at the 2020 Annual Meeting of Stockholders; and

•	the Class III directors are currently Alan S. Knitowski, Randall Crowder and George Syllantavos, and their terms will expire at the 2021 Annual Meeting of Stockholders.

Messrs. Cowan and Manlunas are Class I nominees for election for a three-year term expiring at the 2022 Annual Meeting of Stockholders. Mr. Tsirigakis will not stand for reelection as a Class I director at the Annual Meeting.

Our Certificate of Incorporation and Bylaws provide that the number of directors shall consist of one or more members and may be increased or decreased from time to time by a resolution of the Board. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the Board may have the effect of delaying or preventing changes in control of our Company.

Each of our executive officers serves at the discretion of the Board and will hold office until his successor is duly appointed and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Meetings of the Board of Directors

The board of directors of Stellar ("Stellar Board"), the registrant until the consummation of the Business Combination on December 26, 2018, met six times during 2018. All members of the Stellar Board attended at least 75% of its meetings. Our current Board was formed in conjunction with the Business Combination on December 26, 2018 and did not meet in 2018. Our Board plans to meet at least quarterly each fiscal year.

During 2018, Stellar held two special meetings of stockholders of which Messrs. Syllantavos and Tsirigakis were the only attendees from the Stellar Board. This Annual Meeting will be the first annual meeting of stockholders for Phunware. The Company encourages, but does not require, directors to attend the Annual Meeting.

Director Independence

Our common stock and warrants are listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act.

In order to be considered independent for purposes of Rule 10A-3 and Rule 10C-1, a member of an audit committee or compensation committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

We have undertaken a review of the independence of each director and director nominee and considered whether each such individual has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, we determined that Messrs. Cowan, Syllantavos and Tsirigakis and Mses. Marcus and Mayor, representing five of the Company's seven directors, are considered “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. If elected at the Annual Meeting, Mr. Manlunas will also be considered an "independent director" as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.

Board Leadership Structure

We believe that the structure of the Board and its committees provides strong overall management. The Chairman of the Board and our Chief Executive Officer roles are separate. Mr. Knitowski serves as our Chief Executive Officer and Mr. Prokopios (Akis) Tsirigakis serves as Chairman of the Board. This structure will enable each person to focus on different aspects of Company leadership. Our Chief Executive Officer will be responsible for setting the strategic direction of our Company, the general management and operation of the business and the guidance and oversight of senior management. The Chairman of the Board will monitor the content, quality and timeliness of information sent to the Board and will be available for consultation with the Board regarding the oversight of its business affairs. Our independent directors will bring experience, oversight and expertise from outside of Phunware, while Mr. Knitowski will bring company-specific experience and expertise. As one of the founders of Phunware, Mr. Knitowski is best positioned to identify strategic priorities, lead critical discussion and execute our business plans.

Corporate Governance Guidelines and Code of Business Conduct

The Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, the Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is posted on the Governance portion of the investor relations page of our website at https://investors.phunware.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers that are required to be disclosed by the rules of the SEC or Nasdaq on the same website.

Board Role in Risk Oversight

The Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to Phunware and its stockholders. While the executive team is responsible for the day-to-day management of risk, one of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.

The Audit Committee also reviews with management when appropriate any significant regulatory and legal developments that may have a material impact on Phunware’s financial statements, compliance programs and policies. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

The applicable Board committees plan to meet at least quarterly with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from our management team that lead a variety of functions across the business, as well as input from external advisors, as appropriate. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Committees of the Board of Directors

The Board has the authority to appoint committees to perform certain management and administrative functions. The Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by the Board.

Committee Meetings

The Stellar Board had two standing committees; an Audit Committee and a Compensation Committee. The Stellar Board did not have a Nominating and Corporate Governance Committee. The Audit Committee held four meetings in 2018, of which each of its members attended at least 75% of its meetings. The Compensation Committee held no meetings in 2018.

The committees of the Phunware Board were formed in conjunction with the Business Combination on December 26, 2018. Each committee plans to meet at least quarterly each fiscal year.

Audit Committee

Messrs. Cowan and Tsirigakis and Ms. Mayor, each of whom is a non-employee member of the Board, comprise our Audit Committee. Mr. Tsirigakis is the Chairman of our Audit Committee. We have determined that each of the members of our Audit Committee satisfies the requirements for independence and financial literacy under the rules of Nasdaq and the SEC. The Audit Committee is responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, our interim and year-end financial statements;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing the Company’s policies on and overseeing risk assessment and risk management, including enterprise risk management;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and the Company’s disclosure controls and procedures;

•	reviewing related person transactions; and

•
approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Board has adopted a written charter for the Audit Committee that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. Our Audit Committee charter can be found on the "Governance Documents" section of our Investor Relations website at https://investors.phunware.com/governance-docs.
Audit Committee Report
The following Report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management of the Company. The Audit Committee has discussed with the Company’s independent registered public accounting firm, Marcum LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from Marcum LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with Marcum LLP the accounting firm’s independence.

Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Audit Committee
Mr. Prokopios (Akis) Tsirigakis, Chairman
Mr. Keith Cowan, Member
Ms. Kathy Tan Mayor, Member

Compensation Committee

Ms. Marcus and Messrs. Syllantavos and Tsirigakis, each of whom is a non-employee member of the Board, comprise our Compensation Committee. Ms. Marcus is the Chairman of our Compensation Committee. We have determined that each member of our Compensation Committee meets the requirements for independence under the rules of Nasdaq and SEC rules and regulations. The Compensation Committee is responsible for, among other things:

•	reviewing, approving and determining the compensation of executive officers and key employees;

•	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the board of directors or any committee thereof;

•	administering equity compensation plans;

•	reviewing, approving and making recommendations to the Board of Directors regarding incentive compensation and equity compensation plans; and

•	establishing and reviewing general policies relating to compensation and benefits of the Company's employees.

The Board has adopted a written charter for the Compensation Committee that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. Our Compensation Committee charter can be found on the "Governance Documents" section of our Investor Relations website at https://investors.phunware.com/governance-docs.
Compensation Committee Processes and Procedures
Our Compensation Committee plans to meet at least quarterly with greater frequency, if necessary. The agenda for each meeting will usually be developed by the Chairman of the Compensation Committee, in consultation with the Chief Executive Officer and the Chief Financial Officer. Our Chief Executive Officer may not be present during voting or deliberations of the Compensation Committee regarding his compensation but may participate in the review or determination of the compensation of each of the other executive officers. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.
The Compensation Committee will have the right, in its sole discretion, to retain or obtain the advice of compensation consultants, independent legal counsel and other advisors. The Committee will be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, independent legal counsel and other advisor retained by the Committee. Such responsibility will include the sole authority to retain or terminate, and to determine the terms of engagement and the extent of funding necessary for payment of reasonable compensation to, compensation consultants, independent legal counsel and other advisors retained by the Committee. The Company will provide appropriate funding for the payment of compensation to its compensation consultants, outside legal counsel and other advisors retained by the Committee.
The Committee may delegate its authority to subcommittees or the Chairperson of the Committee when it deems it appropriate and in the best interests of the Company and when such delegation would not violate applicable law, regulation or Nasdaq or SEC requirements (collectively, “Applicable Legal Requirements”). Subject to Applicable Legal Requirements, the Committee may also delegate to one or more officers of the Company the authority to make equity grants to employees or consultants of the Company who are not directors of the Corporation or executive officers of the Company under the Company’s equity plans as the Committee deems appropriate and in accordance with the terms of such plans and such guidelines as may be approved by the Committee.
In addition, once the Company ceases to be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, the Compensation Committee will review with management the Company’s Compensation Discussion and Analysis and consider whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Compensation Committee or the Board.

Nominating and Corporate Governance Committee

Mr. Cowan and Mses. Marcus and Mayor, each of whom is a non-employee member of our Board, comprise our Nominating and Corporate Governance Committee. Mr. Cowan is the Chairman of our Nominating and Corporate Governance Committee. We have determined that each member of our Nominating and Corporate Governance Committee meets the requirements for independence under the rules of Nasdaq. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying, evaluating and selecting or making recommendations to the Board regarding nominees for election to the Board and its committees;

•	evaluating the performance of the Board and of individual directors;

•	considering and making recommendations to the Board regarding the composition of the Board and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting; and

•	developing and making recommendations to the Board regarding corporate governance guidelines and matters.
The Nominating and Corporate Governance Committee believes that candidates for director should have the highest personal values, integrity and ethics, along with certain minimum qualifications, including individuals who have exhibited achievements and excellence in one or more of the key professional, business, financial, legal or other fields that we may encounter. Furthermore, the Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise in the business environment in which we operate, ability to make independent analytical inquiries, willingness to devote sufficient time to Board duties, ability to serve on the Board for a sustained period and having the commitment to scrupulously represent the long-term interest of stockholders.
While the Board does not have a formal policy on diversity, the Nominating and Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Nominating and Governance Committee believes that appointing directors with a diverse range of expertise, backgrounds and skillsets fosters robust and insightful discussion amongst directors and provides our management with an invaluable opportunity to learn from a variety of unique perspectives and experiences. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.
In identifying potential director candidates, the Nominating and Governance Committee solicits recommendations from existing directors and senior management to be considered by the Nominating and Governance Committee along with any recommendations that have been received from stockholders as discussed in more detail below. The Nominating and Governance Committee may also, in its discretion, retain, and pay fees to, a search firm to provide additional candidates.
For incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence.
Any stockholder of the Company who desires to submit director nomination in next year’s proxy materials outside of the processes of Rule 14a-8 must make such submission in writing not earlier than August 4, 2020 and not later than September 3, 2020 to Phunware’s Secretary at 7800 Shoal Creek Blvd, Suite 230-South, Austin, Texas 78757 and comply with the requirements in the Company’s Bylaws and all applicable requirements of Rule 14a-8 promulgated under the Exchange Act. However, if our 2020 Annual Meeting of Stockholders is held before November 5, 2020 or after February 3, 2021, then the deadline is not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined in our Bylaws) of the date of such annual meeting is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Any stockholder of the Company who desires to submit director nomination in next year’s proxy materials within the processes of Rule 14a-8 must make such submission in writing not later than June 20, 2020 to Phunware’s Secretary at 7800 Shoal Creek Blvd, Suite 230-South, Austin, Texas 78757. Any such stockholder proposal must meet the requirements set forth in Rule 14a-8.
With respect to any director candidate nominated by a stockholder or group of stockholders, the following information must be provided to the Company with the written nomination:

•	the name and address of the nominating stockholder, as they appear on the Company’s books;

•	the nominee’s name and address and other personal information;

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder or beneficial owner and each proposed nominee;

•
a completed and signed questionnaire, representation and agreement and written director agreement, pursuant to the Company’s Bylaws, with respect to each nominee for election or re-election to the Board; and

•	all other information required to be disclosed pursuant to the Company’s Bylaws and Regulation 14A of the Exchange Act.

The Company may require any proposed director candidate to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed candidate to serve as an independent director of the Board or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such candidate.
The Company suggests that any such proposal be sent by certified mail, return receipt requested.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. Our Nominating and Corporate Governance Committee charter can be found on the "Governance Documents" section of our Investor Relations website at https://investors.phunware.com/governance-docs.

Non-Employee Director Compensation

As previously noted, our current Board formed upon the consummation of the Business Combination on December 26, 2018. We did not pay any compensation to any current member of our Board during 2018.

In 2019, we implemented a formal policy pursuant to which our non-employee directors would be eligible to receive equity awards and cash retainers as compensation for service on the Board and its committees.

Director Compensation

The following table sets forth for each of Phunware’s directors serving during 2018 and 2017, other than those who are named executive officers, information regarding their compensation paid to them for their services as directors for the years ended December 31, 2018 and 2017, respectively. Other than as set forth in the table, we did not pay any compensation, make any equity awards or non-equity awards to or pay any other compensation to any of our non-employee directors in 2018 and 2017.

	Fiscal year ended December 31, 2018			Fiscal year ended December 31, 2017
Name	Fees Earned or Paid in Cash ($)	Stock Option Awards ($)(1)	Total ($)	Fees Earned or Paid in Cash ($)	Stock Option Awards ($)(1)	Total ($)
Winston Damarillo (4)	—	—	—	—	—	—
Chase Fraser (4)	—	—	—	—	—	—
John Kahan (2)(4)	28,000	147,604	175,604	16,846	31,095	47,941
Eric Manlunas (4)	—	—	—	—	—	—
Kevin Landis (3)	—	—	—	—	—	—
Sundhiraj Sharma (3)	—	—	—	—	—	—

(1)
This column reflects the aggregate grant date fair value of stock options granted during 2018 and 2017 computed in accordance with the provisions of ASC 718, Compensation-Stock Compensation. The assumptions that we used to calculate these amounts are discussed in the notes to Phunware’s audited consolidated financial statements for the year ended December 31, 2018 and 2017. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)
As of December 31, 2018, Mr. Kahan held options to purchase a total of 80,375 shares of Phunware common stock. The option is subject to an early exercise provision and is immediately exercisable. Shares subject to the option vest in 48 equal monthly installments beginning on June 1, 2017. As a result of the Business Combination, vesting of Mr. Kahan’s grant accelerated, and all 80,375 shares were vested and exercisable. Mr. Kahan chose not to exercise his options within the Termination Period allowed under his option agreement.

(3)	Messrs. Landis and Sharma resigned from the Board on February 26, 2018 on February 7, 2018, respectively.
(4)	Messrs. Damarillo, Fraser, Kahan and Manlunas resigned from our board effective December 26, 2018 with the consummation of the Business Combination.

Cash Compensation

Mr. Kahan received fees of $28,000 and $16,846 in cash for serving on the Board during 2018 and 2017, respectively. We also reimbursed our directors for reasonable travel expenses associated with attending meetings of the Board and meetings of its committees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the total compensation of our named executive officers for the year ended December 31, 2018 and December 31, 2017:

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Alan Knitowski Chief Executive Officer	2018	310,000	186,000	90,540	14,040	600,580
	2017	310,000	123,644	—	19,051	452,695
Luan Dang Chief Technology Officer	2018	200,000	100,000	53,539	31,659	385,198
	2017	200,000	66,475	—	25,358	291,833
Randall Crowder Chief Operating Officer(4)	2018	218,182	107,562	77,869	5,512	409,125
Scott Kenyon Chief Operating Officer(5)	2018	22,727	—	63,324	2,924	88,975
	2017	250,000	83,094	—	14,749	347,843

(1)	Reflects actual earnings, which may differ from approved based salaries due to the effective date of salary increases.
(2)
Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each stock or option award in the respective fiscal year, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. With respect to option awards only, our named executive officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options. Details of the option awards granted to our named executive officers during 2018 and outstanding at December 31, 2018 are set forth below.

(3)	Amounts shown in this column include contributions Phunware made on behalf of the named executives for inclusion in our medical benefits programs.
(4)	Mr. Crowder joined the Company as its Chief Operating Officer in February 2018.
(5)	Mr. Kenyon served as the Company’s Chief Operating Officer from 2017 through February 2, 2018.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding stock options and other equity awards held by each of our named executive officers as of December 31, 2018:

	Options Awards
	Grant Date	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date
Name		Exercisable		Unexercisable
Alan Knitowski	2/24/2013	114,750	(1)	—	$0.5532	2/24/2023
	1/8/2018	293,760	(2)	—	$0.61	1/8/2028
Luan Dang	1/8/2018	172,125	(2)	—	$0.61	1/8/2028
Randall Crowder	2/14/2018	229,500	(3)	—	$0.61	2/14/2028

(1)	Shares subject to the option are fully vested and immediately exercisable.
(2)
These option grants are subject to an early exercise provision and are immediately exercisable. These grants vest 25% at the one-year anniversary of the vesting commencement date of January 1, 2017, and then 1/48 monthly thereafter for a total vesting period of four years.

(3)
The option grant to Mr. Crowder coincided with the commencement of his employment on February 5, 2018, which is also the vesting commencement date. This option grant is subject to an early exercise provision and is immediately exercisable. These grants vest 25% at the one-year anniversary of the vesting commencement date, and then 1/48 monthly thereafter for a total vesting period of four years.

In addition to the grants to our named executive officers identified in the table above, in 2018, we granted 218,025 stock options to Scott Kenyon on January 8, 2018. The vesting provisions of his option grant are the same as identified in footnote two (2) above. Unvested options related to this grant canceled with his termination on February 2, 2018.

Executive Employment Agreements

Summary

Upon consummation of the Business Combination, Phunware entered into employment agreements with each executive officer noted in the section titled “Executive Officers, Directors, and Corporate Governance” above. The employment agreements generally provide for at-will employment and set forth each executive officer's initial base salary, discretionary performance bonus target, severance eligibility and eligibility for other standard employee benefit plan participation. Each of these employment agreements also provided for certain potential payments and acceleration of equity upon a termination without cause or termination in connection with a change of control of the Company.

Phunware did not have an employment agreement in place with Scott Kenyon, whose at-will employment with Phunware terminated as of February 2, 2018.

Severance

Pursuant to the employment agreements, certain current and future significant employees, including the executive officers identified above, are eligible for severance benefits under certain circumstances.
The actual amounts that would be paid or distributed as a result of a termination of employment occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include base salary and annual bonus target percentage. Although the Company has entered into a written agreement to provide severance payments and benefits in connection with a termination of employment under particular circumstances, the Company, or an acquirer, may mutually agree with an executive officer or significant employee to provide payments and benefits on terms that vary from those currently contemplated. In addition to the amounts presented below, each eligible executive officer or significant employee would also be able to exercise any previously-vested stock options that he or she held, in accordance with the terms of those grants and the respective plans pursuant to which they were granted. Finally, the eligible executive officer or significant employee may also receive any benefits accrued under our broad-based benefit plans, in accordance with those plans and policies.
Under the employment agreements, if a participating individual is terminated by the Company without cause or resignation for good reason (as defined in the employment agreement) during the three months before or in the year after a Change in Control (as defined in the employment agreement),it would constitute a termination within the Change in Control Period.
Termination without Cause or Resignation for Good Reason Outside the Change in Control Period
Messrs. Aune and Crowder are eligible to receive the following payments and benefits in connection with a termination not in connection with a Change in Control:

•	annual base salary for six (6) months from the date of termination in accordance with the Company’s normal payroll policies; and

•
coverage under our group health insurance plans or payment of the full amount of health insurance premiums as provided under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for up to six (6) months after termination.

Messrs. Dang and Knitowski are eligible to receive the following payments and benefits in connection with a termination not in connection with a Change in Control:

•	annual base salary for twelve (12) months from the date of termination in accordance with the Company’s normal payroll policies;

•	the immediate vesting of all equity awards granted on or after the effective date of the employment agreement; and

•	coverage under our group health insurance plans or payment of the full amount of health insurance premiums as provided under COBRA for up to twelve (12) months after termination.
Termination without Cause or Resignation for Good Reason During the Change in Control Period
In the case of a Change in Control (as defined in the employment agreement), if Messrs. Aune or Crowder is terminated without cause, either during the three months before or in the year after a Change in Control, then he will be entitled to receive the following payments and benefits:

•
a lump sum severance payment equal to: (i) the amount of base salary in effect on the date of termination that he would have otherwise received had he remained employed by the Company through the twelve (12) month anniversary of the Change in Control, and (ii) an amount equal to the average annualized bonus earned by him for the two (2) calendar years prior to the calendar year during which the Change in Control occurs, but in no event will the amount be less than his annual target bonus for the year during which the termination occurs, or if greater, his annual target bonus for the year during which the closing of the Change in Control occurs;

•	the immediate vesting of all equity awards granted on or after the effective date of the employment agreement; and

•	coverage under our group health insurance plans or payment of the full amount of health insurance premiums as provided under COBRA for up to twelve (12) months after termination.
In the case of a Change in Control (as defined in the employment agreement), if Mr. Dang is terminated without cause, either during the three months before or in the year after a Change in Control, then he will be entitled to receive the following payments and benefits:

•
a lump sum severance payment equal to: (i) the amount of base salary in effect on the date of termination that he would have otherwise received had he remained employed by the Company through the twenty-four (24) month anniversary of the Change in Control, and (ii) an amount equal to the average annualized bonus earned by him for the two (2) calendar years prior to the calendar year during which the Change in Control occurs, but in no event will the amount be less than his annual target bonus for the year during which the termination occurs, or if greater, his annual target bonus for the year during which the closing of the Change in Control occurs;

•	the immediate vesting of all equity awards granted on or after the effective date of the employment agreement; and

•	coverage under our group health insurance plans or payment of the full amount of health insurance premiums as provided under COBRA for up to eighteen (18) months after termination.
In the case of a Change in Control (as defined in the employment agreement), if Mr. Knitowski is terminated without cause, either during the three months before or in the year after a Change in Control, then he will be entitled to receive the following payments and benefits:

•
a lump sum severance payment equal to: (i) the amount of base salary in effect on the date of termination that he would have otherwise received had he remained employed by the Company through the twenty-four (24) month anniversary of the Change in Control, but in no event will he be paid less than twelve (12) months base salary and (ii) an amount equal to the average annualized bonus earned by him for the two (2) calendar years prior to the calendar year during which the Change in Control occurs, but in no event will the amount be less than 50% of his base salary in effect on the date of termination;

•	the immediate vesting of all equity awards granted on or after the effective date of the employment agreement; and

•	coverage under our group health insurance plans or payment of the full amount of health insurance premiums as provided under COBRA for up to eighteen (18) months after termination.
Change in Control Vesting Acceleration
The employment agreements for Messrs. Dang and Knitowski provide a Change of Control accelerated vesting provision such that in the event of a Change in Control that occurs while an employee with the Company, 100% of any equity awards held as of the closing of the Change of Control will vest and become fully exercisable (to the extent possible) as of the closing of the Change of Control. With request to equity awards granted on or after the effective date of the employment agreement but granted prior to the closing of a Change of Control, the same vesting acceleration provision provided in the prior sentence will apply to such equity awards, expect to the extent provided in the applicable equity award agreement by explicit reference to the employment agreement.

Equity Compensation Plan Information

The following table sets forth with respect to shares of the Company's common stock that may be issued under our existing equity compensation plans by plan category as of December 31, 2018. Each of these plans has been approved by the Company's stockholders. The Company does not maintain any equity incentive plans that have not been approved by stockholders.

Plan Category(1)	Number of securities issued upon the exercise of outstanding options and rights	Weighted average exercise price	Number of securities available for future issuances
2009 Equity Incentive Plan	2,364,823	$0.90	—
2018 Equity Incentive Plan(2)(3)	—	—	2,729,416
2018 Employee Stock Purchase Plan(2)	—	—	272,942

(1)	Our equity compensation plans are more fully described in Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.
(2)
In connection with the consummation of the Business Combination, stockholders approved the 2018 Equity Incentive Plan (the “2018 Plan”) and the 2018 Employee Stock Purchase Plan. As of December 31, 2018, no awards have been granted under either plan.

(3)
The shares of common stock reserved for issuance under the 2018 Plan also include any shares of common stock subject to stock options, restricted stock units or similar awards granted under the 2009 Equity Incentive Plan that were assumed in connection with the Business Combination, expire or otherwise terminate without having been exercised in full and shares of common stock issued pursuant to awards granted under the 2009 Equity Incentive Plan that are forfeited to or repurchased by us after the Business Combination, with the maximum number of shares of common stock that may be added to the 2018 Plan pursuant to the foregoing equal to 2,372,893, which is not included in the figure above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of September 30, 2019, for:

•	each stockholder known to us to be beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our current directors, director nominees and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable.

Applicable percentage ownership is based on 39,118,103 shares of our common stock outstanding as of September 30, 2019. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we included outstanding shares of our common stock subject to options or restricted stock units held by that person that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of September 30, 2019. We did not include these shares as outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o Phunware, Inc., 7800 Shoal Creek Blvd, Suite 230-South, Austin, Texas 78757.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Astra Maritime Corp.(2)	1,508,843	3.9%
Dominium Investments Inc.(2)	1,346,071	3.4%
Firmus Investments(3)	1,783,663	4.6%
Magellan Investments Corp.(3)	1,407,436	3.6%
Mount Raya Investments Limited(4)	2,205,886	5.6%
Named Executive Officers, Directors, and Nominees:
Alan Knitowski(5)	930,154	2.4%
Luan Dang(6)	948,352	2.4%
Randall Crowder(7)	190,101	0.5%
Keith Cowan(8)	7,500	—%
Eric Manlunas(9)	925,867	2.4%
Lori Tauber Marcus(10)	8,500	—%
Kathy Tan Mayor(11)	7,500	—%
George Syllantavos(12)	3,191,099	8.2%
Prokopios (Akis) Tsirigakis(13)	2,854,914	7.3%
All executive officers and directors as a group (9 persons)(14)	9,063,987	22.9%

(1)
The percentage of beneficial ownership on the record date is calculated based on 39,118,103 shares of our common stock as of September 30, 2019, adjusted for each owner’s options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of September 30, 2019, if any. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

(2)
Mr. Tsirigakis is the sole shareholder of Astra Maritime Corp. and co-owner of Dominium Investments Inc. As a result, Mr. Tsirigakis may be deemed to be beneficial owner of any shares deemed to be beneficially owned by Astra Maritime Corp. and Dominium Investments Inc. The address for these entities is 90 Kifissias Avenue, Maroussi 15125, Athens, Greece.

(3)
Mr. Syllantavos is the sole shareholder of Firmus Investments Inc. and Magellan Investments Corp. As a result, Mr. Syllantavos may be deemed to be beneficial owner of any shares deemed to be beneficially owned by Firmus Investments Inc. and Magellan Investments Inc. The address for these entities is 90 Kifissias Avenue, Maroussi 15125, Athens, Greece.

(4)
Based on a Schedule 13G filed with the SEC on January 3, 2019. Includes 2,205,886 shares held of record by Mount Raya Investments Limited, an entity wholly-controlled by Khazanah Nasional Berhad, a strategic investment fund of the Government of Malaysia. The address for this entity is c/o Khazanah Americas Incorporated, 101 California Street, Suite 4550, San Francisco, California 94111.

(5)
Consists of (i) 112,139 shares held of record by Mr. Knitowski, (ii) 539,867 shares held of record by Cane Capital, LLC, for which Mr. Knitowski serves as president, (iii) 12,000 shares held of record by Curo Capital Appreciation Fund I, LLC (Fund 1), for which Mr. Knitowski serves as co-president, (iv) 20,000 shares held of record by Curo Capital Appreciation Fund I, LLC (Fund 2), for which Mr. Knitowski serves as co-president, (v) 11,750 shares held of record by Curo Capital Appreciation Fund I, LLC (Fund 3), for which Mr. Knitowski serves as co-president, (vi) 1,972 shares held of record by Knitowski Childrens Trust, for which Mr. Knitowski serves as president and (vii) 318,121 shares subject to options exercisable within 60 days of September 30, 2019, of which 232,426 had vested as of such date.

(6)
Consists of (i) 782,689 shares held of record by Mr. Dang (ii) 12,000 shares held of record by Curo Capital Appreciation Fund I, LLC (Fund 1), for which Mr. Dang serves as co-president, (iii) 20,000 shares held of record by Curo Capital Appreciation Fund I, LLC (Fund 2), for which Mr. Dang serves as co-president, (iv) 11,750 shares held of record by Curo Capital Appreciation Fund I, LLC (Fund 3), for which Mr. Dang serves as co-president and (v) 172,125 shares subject to options exercisable within 60 days of September 30, 2019, of which 121,913 had vested as of such date.

(7)	Consists of (i) 89,698 shares held of record by Mr. Crowder and (ii) 229,500 shares subject to option exercisable within 60 days of September 30, 2019, of which 100,403 had vested as of such date.
(8)	Consists 7,500 shares held directly by Mr. Cowan
(9)
Consists of (i) 248,148 shares held of record by Wavemaker Partners II LP (f/k/a Siemer Ventures II LP), for which Mr. Manlunas serves as managing partner, (ii) 329,037 shares held of record by Kmeleon International Limited, for which Mr. Manlunas serves as managing partner, (iii) 184,296 shares held of record by Wavemaker Phunware Partners LP, for which Mr. Manlunas serves as managing partner and (iv) 164,386 shares held of record by Wavemaker Partners III LP, for which Mr. Manlunas serves as managing partner. The address for these entities is 1438 Ninth Street, Suite 600, Santa Monica, CA 90401.

(10)	Consists 8,500 shares held directly by Ms. Marcus.
(11)	Consists 7,500 shares held directly by Ms. Mayor.
(12)
Consists of (i) 1,783,663 shares held of record by Firmus Investments, Inc., of which Mr. Syllantavos is the sole shareholder and (ii) 1,407,436 shares held of record by Magellan Investments Corp., for which Mr. Syllantavos is the sole shareholder.

(13)
Consists of (i) 1,508,843 shares held of record by Astra Maritime Corp., for which Mr. Tsirigakis is the sole shareholder and (ii) 1,346,071 shares held of record by Dominium Investments, Inc., for which Mr. Tsirigakis is the co-owner.

(14)
Consists of (i) 8,609,245 shares held of record by our current directors, director nominees and executive officers and (ii) 719,746 shares subject to options exercisable within 60 days of September 30, 2019, of which 454,742 had vested as of such date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s common stock to file with the SEC reports regarding their ownership and changes in our ownership of our securities. We believe that, during 2018, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with the exceptions noted below:

•
An amendment to Form 4 was filed for Prokopios (Akis) Tsirigakis on February 13, 2019 to correct the number of warrants acquired to 2,714,724 from 4,354,873 originally reported on a Form 4 filed December 28, 2018.

•
An amendment to Form 4 was filed for George Syllantavos on February 13, 2019 to correct the number of warrants acquired to 2,996,850 from 5,532,092 originally reported on a Form 4 filed December 28, 2018.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

Policy for Related Person Transactions

We adopted a formal written policy effective upon the consummation of the Business Combination providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the approval of our Nominating and Corporate Governance Committee, subject to the exceptions described below.

A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involves exceeds $120,000. Transactions involving compensation for services provided the Company as an employee or director are not covered by this policy.

The Board has determined that certain transactions will not require the approval of the Audit Committee, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and transactions available to all employees generally.

Related Person Transactions

Aside from the executive officer and director compensation arrangements and indemnification arrangements described herein, the following sets forth a list of certain related party transactions since January 1, 2017.

Stellar Extension Notes. During 2017 and 2018, Stellar issued multiple promissory notes issued to Firmus Investments, Inc., Astra Maritime, Inc., and Magellan Investments, Corp, affiliates of our Chairman of the Board and a member of the Board. These promissory notes are collectively referred to as the “Sponsor Extension Notes”. The aggregate amount of Sponsor Extension Notes issued was $1,105,786. The Sponsor Extension Notes bore no interest and were repayable in full upon consummation of the initial business combination. The noteholders had the option to convert any unpaid balance of the Sponsor Extension Notes into warrants exercisable for shares of the Company’s common stock, based on a conversion price of $0.50 per warrant. The noteholders chose to receive payment in the form of warrants. At the closing of the Business Combination, the Sponsors were issued 2,211,572 Private Placement Warrants as repayment in full for the unsecured promissory notes.

Phunware Extension Notes. From February 2018 through November 2018, Stellar issued Phunware notes payable in the aggregate of $535,655. The notes to Phunware bore no interest and were repayable in full upon consummation of Stellar’s initial business combination. The notes Phunware were eliminated with the assumption of Stellar’s balance sheet as a result of the Business Combination.

Transfer Sponsor Warrant Notes. Merger consideration paid to Phunware stockholders included an option for each predecessor Phunware shareholder to elect to receive such holder’s pro rata share of up to an aggregate of 3,985,244 warrants (the “Transfer Sponsor Warrants”) to purchase shares of the Company’s common stock that are currently were held by affiliates of our Chairman and member of the Board. As consideration for the Transfer Sponsor Warrants transferred to Phunware shareholders, a promissory note was issued to the Sponsors (the “Transfer Sponsor Warrant Note”). The amount of the note was approximately $1,993,000, which represented $0.50 per warrant transferred to former stockholders of Phunware. The Transfer Sponsor Warrant Note bore no interest. The Transfer Sponsor Warrants have an exercise price of $11.50 per share. The Transfer Sponsor Warrant Note was to mature on December 26, 2019. The Transfer Sponsor Warrant Note was subsequently waived and forgiven by the noteholders in January 2019.

Assumed Payables. In conjunction with the Business Combination, Phunware assumed approximately $255,000 in payables from Stellar for Nautilus Energy Management Corporation, an affiliate of two members of the Company’s board of directors.

Investors’ Rights Agreement

At December 31, 2018, Phunware was party to an investors’ rights agreement that provides, among other things, that holders of Phunware’s preferred stock, including stockholders affiliated with some of its directors, have the right to demand that Phunware file a registration statement or request that their shares be covered by a registration statement that it is otherwise filing. Subsequent to this date, the holder redeemed their preferred stock for cash.

Limitation on Liability and Indemnification Matters

As permitted under Delaware law, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents, to the fullest extent not prohibited under Delaware or applicable law. The Company has also entered into indemnification agreements with the Board, officers and certain employees. These agreements provide for the indemnification of our directors, officers and some employees for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as a director, officer, employee, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

PROPOSAL 1

ELECTION OF DIRECTORS

Our current Class I directors, Messrs. Cowan and Tsirigakis, were elected to serve until the Annual Meeting and until their successor has been duly elected and qualified. Mr. Tsirigakis will not stand for reelection as a Class 1 director at the Annual Meeting. Messrs. Cowan and Manlunas are the Boards nominees for election at the Annual Meeting.

Directors will be elected by a plurality of the votes of the shares of our common stock present at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting. Proxies cannot be voted for more than one person. If elected, Messrs. Cowan and Manlunas will serve until the 2022 Annual Meeting of Stockholders and until their successor has been elected and qualified, or until their earlier death, resignation, or removal. In the event that the nominees for any reason are unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the Board may determine. We are not aware that Messrs. Cowan and Manlunas will be unable to serve, or for good cause will not serve, as directors.

A director elected by the Board to fill a vacancy, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term and until the director’s successor is duly elected and qualified. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may be filled by the stockholders, by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

The relevant experiences, qualifications, attributes and skills of Messrs. Cowan and Manlunas that led the Board to recommend the above persons as nominees for director are described in the section entitled “Executive Officers, Directors and Corporate Governance.”

The Board recommends a vote FOR the election of the named nominees.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Marcum LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2019, and recommends that the stockholders vote for ratification of such appointment. Marcum LLP has been engaged as our independent registered public accounting firm since the closing of the Business Combination and was our independent registered public accounting firm for the fiscal year ending December 31, 2018. The ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 will be determined by the vote of a majority of the voting power of the shares present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal. In the event of a negative vote on such ratification, the Audit Committee will reconsider its appointment. We expect representatives of Marcum LLP will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for professional services by our independent registered public accounting firm, Marcum LLP for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.

	Fiscal Year Ended
	(In thousands)
	2018	2017(5)
Audit Fees(1)	$466	$—
Audit-related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	$—	$—
Total Fees	$466	$—

(1)
“Audit Fees” consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our annual report on Form 10-K, review of our quarterly financial statements presented in our quarterly report on Form 10-Q and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, including audit services in connection with the Business Combination and the filing of our Form S-4, and amendments thereto.

(2)
“Audit-related Fees” consist of fees related to audit and assurance procedures not otherwise included in Audit Fees, including fees related to the application of GAAP to proposed transactions and new accounting pronouncements.

(3)	“Tax Fees” consist of tax return preparation, international and domestic tax studies, consulting and planning.
(4)	“All Other Fees” consist of fees other than those relating to audit fees, audit-related fees and tax fees.
(5)
The firm of WithumSmith+Brown, PC (“Withum”) served as the independent registered public accounting firm for Stellar (and its subsidiary) from its inception through the closing of the Business Combination. Audit fees paid to Withum totaled $44 thousand during the fiscal year ended December 31, 2017.

As reported on our Current Report on Form 8-K filed with the SEC on January 2, 2019, Withum served as the independent registered public accounting firm of Stellar from its inception through the closing of the Business Combination. The firm of Marcum LLP served as the independent registered public accounting firm for privately-held Phunware. Marcum was approved by our Audit Committee to serve as our independent registered public accounting firm following the Business Combination for Phunware.

Withum’s report on the financial statements for the fiscal year ended December 31, 2017 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that such audit report contained an explanatory paragraph in which Withum expressed substantial doubt as to Stellar's ability to continue as a going concern if it did not complete a business combination by December 26, 2018. During the period of Withum's engagement by Stellar, there were (i) no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused Withum to make reference to the subject matter of the disagreements in connection with its reports and (ii) no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

During the period prior to Marcum LLP’s engagement as our independent registered public accounting firm, neither we nor anyone acting on our behalf consulted with Marcum LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided that Marcum LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and its related instructions, or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the Company's independent registered accountants. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services described above were pre-approved by the Audit Committee.

The Board recommends a vote FOR the ratification of the appointment of Marcum LLP as the independent registered accounting firm of the Company for its fiscal year ending December 31, 2019.

OTHER MATTERS
Note About Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this proxy statement, including statements regarding our future results of operations and financial position, business strategy and plans, and our objectives for future operations are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our Annual Report on Form 10-K for the year ended December 31, 2018. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.
Information Referenced in this Proxy Statement
The content of the websites referred to in this proxy statement are not incorporated into this proxy statement. Our references to the URLs for any websites presented are intended to be inactive textual references only.
Stockholder Engagement and Communications
Stockholders may contact the Board about bona fide issues or questions about Phunware by sending a letter to the following address: Phunware, Inc., 7800 Shoal Creek Boulevard, Suite 230-South, Austin, Texas 78757, Attention: Secretary. Each communication should specify the applicable addressee or addressees to be contacted, the general topic of the communication, and the number of shares of our stock that are owned of record (if a record holder) or beneficially. If a stockholder wishes to contact the independent members of the Board, the stockholder should address such communication to the attention of the Chairman of the Board at the address above.
Our Secretary monitors these communications and will provide a summary of all received messages to the Board at each regularly-scheduled meeting of the Board. The Board generally meets on a quarterly basis. Where the nature of a communication warrants, our Secretary may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the Board or non-management director, of independent advisors or of Company management, as our Secretary considers appropriate. Our Secretary may decide in the exercise of his or her judgment whether a response to any stockholder or interested party communication is necessary. In addition, material that is unduly hostile, threatening, illegal, or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. More information about investor relations is available on our website at https://investors.phunware.com.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Phunware, Inc. Direct your written request to Investor Relations, Phunware, Inc., 7800 Shoal Creek Boulevard, Suite 230-South, Austin, Texas 78757; Telephone (512) 394-6837. Upon written or oral request, the Company will provide a separate copy of the Notice of Internet Availability of Proxy Materials. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers or the Company at the address stated above.
Other Business
The Board knows of no other business that will be presented for consideration at the Annual Meeting. If any other business is properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Alan S. Knitowski
Alan S. Knitowski
Director & Chief Executive Officer
October 18, 2019

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 is available without charge upon written request to: Phunware, Inc., 7800 Shoal Creek Boulevard, Suite 230-South, Austin, TX 78757, Attention: Secretary.

ANNUAL MEETING OF PHUNWARE, INC.

Date: Thursday, December 5, 2019
Time: 11:00 A.M. (Eastern Standard Time)
Place: 3050 Biscayne Boulevard, Suite 602, Miami, FL 33137
See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

The Board of Directors recommends a vote **FOR** the election of the director nominees in proposal 1 and **FOR** proposal 2.

	For	Withhold	Directors Recommend
1: Election of Directors			
01 Keith Cowan	☐	☐	For
02 Eric Manlunas	☐	☐	For

To attend the meeting and vote your shares in person, please mark this box. ☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here ____________ Please Date Above ____________

Please Sign Here ____________ Please Date Above ____________

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Annual Meeting of Phunware, Inc.
to be held on Thursday, December 5, 2019
for Holders as of October 14, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/PHUN
- Cast your vote online.
- View meeting documents.

OR

Call **TELEPHONE**
866-363-3966
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Alan S. Knitowski and Randall Crowder, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Phunware, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.

PROXY TABULATOR FOR

PHUNWARE, INC.
P.O. BOX 8016
CARY, NC 27512-9903

Revocable Proxy — Phunware, Inc.
Annual Meeting of Stockholders
December 5, 2019 11:00 a.m. (Eastern Standard Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Alan S. Knitowski and Randall Crowder, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Phunware, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Thursday, December 5, 2019, at 11:00 a.m. at 3050 Biscayne Boulevard, Suite 602, Miami, FL 33137, and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR Proposal 2.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Phunware, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on December 5, 2019, for Phunware, Inc.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. To view the proxy statement and annual report, go to www.proxydocs.com/PHUN. To submit your proxy while visiting this site, you will need the 12 digit control number in the box below.

Under United States Securities and Exchange Commission rules, proxy materials do not have to be delivered in paper. Proxy materials can be distributed by making them available on the Internet. We have chosen to use these procedures for our 2019 Annual Meeting and need YOUR participation.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year's annual meeting, please make this request on or before November 25, 2019.

For a Convenient Way to VIEW Proxy Materials
– and –
VOTE Online go to: www.proxydocs.com/PHUN

Proxy Materials Available to View or Receive:

1. Proxy Statement 2. Annual Report

Printed materials may be requested by one of the following methods:

INTERNET	TELEPHONE	*E-MAIL
www.investorelections.com/PHUN	(866) 648-8133	paper@investorelections.com

You must use the 12 digit control number located in the shaded gray box below.

* If requesting material by e-mail, please send a blank e-mail with the 12 digit control number (located below) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material.

ACCOUNT NO. SHARES

Phunware, Inc. Notice of Annual Meeting

Date: Thursday, December 5, 2019
Time: 11:00 A.M. (Eastern Standard Time)
Place: 3050 Biscayne Boulevard Suite 602, Miami, FL 33137

The purpose of the Annual Meeting is to take action on the following proposals:

The Board of Directors recommends that you vote "FOR" each of the nominees listed below.

1. Election of Directors
   01 Keith Cowan
   02 Eric Manlunas

The Board of Directors recommends that you vote "FOR" the following.